                                                                     Exhibit 2.3

                   FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT

     This FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT (this "Amendment") is made and entered into as of July 27, 2001, by and between nTelecom Holdings, Inc., a Delaware corporation ("nTelecom"), OAN Services, Inc., a Texas corporation ("OAN"), OAN Services of Florida, Inc., a Texas corporation ("OAN Florida", and together with nTelecom and OAN, each a "Seller Party" and collectively, the "Seller" or the "OAN Parties"), and ACI Communications, Inc., a Delaware corporation ("ACI").

     WHEREAS, the Seller and ACI have entered into that certain Asset Purchase Agreement dated as of May 25, 2001 (the "Purchase Agreement") pursuant to which ACI has agreed to purchase certain assets and properties of the Seller related to the Transaction Processing Business and assume certain liabilities of the Seller, and the Seller has agreed to sell, convey, assign and transfer to ACI, certain assets and properties related to the Transaction Processing Business together with certain obligations and liabilities relating thereto. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Purchase Agreement;

     WHEREAS, each Seller Party has commenced a Chapter 11 Case by filing a petition under the Bankruptcy Code;

     WHEREAS, the Acquired Assets will be sold pursuant to a Sale Order, which Sale Order will include the assumption and assignment of the Assigned Contracts and liabilities thereunder under Section 365 of the Bankruptcy Code and the terms and conditions of the Purchase Agreement;

     WHEREAS, the Seller has agreed to perform for ACI certain services in connection with ACI's operation of the Transaction Processing Business commencing as of the Closing Date;

     WHEREAS, the Seller and ACI have agreed to extend the time for ACI to determine whether the Deferred Contracts (as defined herein) will be assumed and assigned to ACI or will be deemed to be Excluded Contracts; and

     WHEREAS, the Seller and ACI have agreed to amend the Purchase Agreement to
(i) set forth the terms and conditions of the Post-closing Services (as defined herein), (ii) extend the time in which ACI and the Seller must determine whether the Deferred Contracts shall be deemed to be Assigned Contracts or Excluded Contracts, and (iii) provide for such additional terms and conditions as set forth in this Amendment.

     NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, the parties hereto agree as follows:

1.   Post-closing Services.
     ---------------------

     1.1. Post-closing Services. Commencing as of the Closing Date, the Seller
          ---------------------
will provide to ACI the services set forth below in this Section 1.1
                                                         -----------
(collectively, the "Post-closing Services"). Seller shall cause its employees and officers to devote such time and efforts to the performance of the Post-closing Services as reasonably may be required to serve ACI effectively and diligently. ACI may make reasonable changes in the Post-closing Services from time to time.

     (a)  Employees. The Seller shall cause the employees set forth on the
          ---------
attached Exhibit A to perform for the benefit of ACI all services necessary to
         ---------
operate the Transaction Processing Business, including the operation of the call center, as may be reasonably required by ACI.

     (b)  Officers. The Seller shall cause the officers and executives set forth
          --------
on the attached Exhibit A to perform for the benefit of ACI all services
                ---------
necessary to operate and to preserve intact the Transaction Processing Business, including but not limited to, maintaining and managing relationships with employees and third parties, as may reasonably be required by ACI.

     1.2. Payment for Post-closing Services.
          ---------------------------------

     (a)  Payroll. Commencing as of the Closing Date and for each payroll period
          -------
through August 31, 2001, ACI shall pay to the Seller, on or before the last business day prior to each payroll date, an amount equal to 65% of the amount necessary to fund the Seller's payroll, excluding call center personnel (the "OAN Payroll"). For the payroll period commencing on September 1, 2001 and for each payroll period through December 31, 2001, ACI shall pay to the Seller, on or before the last business day prior to each payroll date, an amount equal to 83% of the amount necessary to fund the OAN Payroll. The parties agree that they shall renegotiate the percentages noted in this Section 1.2(a) if the actual
                                                --------------
percentages of the employees' allocation of time between Seller and ACI deviate substantially from the above.

     (b)  Employee Benefits. Commencing as of the Closing Date and continuing
          -----------------
until August 31, 2001, ACI shall pay to the Seller on or before the last business day prior to payment by the Seller, an amount equal to 65% of the amount necessary to fund the Employee Plans, workers compensation premiums, and withholding taxes as necessary for the Seller's employees and officers, excluding call center personnel (the "OAN Employee Benefits"). Commencing on September 1, 2001 and continuing until December 31, 2001, ACI shall pay to the Seller on or before the last business day prior to payment by the Seller, an amount equal to 83% of the amount necessary to fund the OAN Employee Benefits. The parties agree that they shall renegotiate the percentages noted in this
Section 1.2(b) if the actual percentages of the employees' allocation of time
-------------
between Seller and ACI deviate substantially from the above.

     (c)  Call Center Personnel. Commencing as of the Closing Date and
          ---------------------
continuing until December 31, 2001, ACI shall pay to the Seller on or before the last business day prior to the payment by the Seller, an amount equal to 100% of the amount necessary to fund for the Seller's call center personnel (i) the payroll, and (ii) Employee Plans, workers compensation premiums, and withholding taxes as necessary.

     (d)  Failure To Pay. In the event that the Seller fails to pay to ACI any
          --------------
amounts due under Section 5 of this Amendment, ACI shall withhold all amounts
                  ---------
due under this Section 1.2 until Seller delivers to ACI all such overdue amounts
               -----------
which are overdue.

2.   Transferred Employees Issues.
     ----------------------------

     2.1. Transferred Employees. Section 7.05(c)(ii) of the Purchase Agreement
          ---------------------  -------------------
is hereby amended to read in its entirety as follows:


          ACI intends to offer employment effective as of January 1, 2002 to certain of Seller's active officers and employees engaged in the Transaction Processing Business; provided, that ACI may terminate at
                                           --------
          any time after January 1, 2002 the employment of any employee who accepts such offer. The officers and employees engaged in the Transaction Processing Business who accept and commence employment with ACI as of January 1, 2002 are hereinafter collectively referred to as the "Transferred Employees." The Seller will not take, and will cause each of its subsidiaries not to take, any action which would impede, hinder, interfere or otherwise compete with ACI's efforts to hire any of Seller's employees as of January 1, 2002.

     2.2. Amendment of Section 10.06 of Purchase Agreement. Section 10.06 of the
          ------------------------------------------------  -------------
Purchase Agreement is hereby amended to read in its entirety as follows:
"Section 10.06. Intentionally omitted."

     2.3. Identification of Transferred Employees. On or before November 25,
          ---------------------------------------
2001, ACI shall identify in writing to Seller which of Seller's officers and employees ACI intends to offer employment as of January 1, 2002.

     2.4. Amendment of Section 2.04(b) of the Purchase Agreement. Section
          ------------------------------------------------------  -------
2.04(b) of the Purchase Agreement is hereby amended to read in its entirety as
-------
follows:

          any of Seller's Employee Liabilities (except as provided in Section
                                                                      -------
          7.05(d) of the Purchase Agreement and Section 2.6 of the First
          -------
          Amendment to Asset Purchase Agreement dated as of July 27, 2001 by and between Seller and ACI), any liability or obligation under or with respect to any Employee Plan or Benefit Arrangement, or any other liability or obligation related to employees of the Seller, whether written or oral;

     2.5. Seller's Employee Liabilities and Benefit Plans. Section 7.05(d) of
          -----------------------------------------------  ---------------
the Purchase Agreement is hereby amended to read in its entirety as follows:

          Seller's Employee Liabilities and Benefit Plans. All (i) Seller's
          -----------------------------------------------
          Employee Liabilities, and (ii) obligations under and with respect to the Employee Plans and Benefit Arrangements, shall not be ACI Assumed Liabilities and shall be satisfied by, and at the expense of, Seller; provided, however, that ACI shall assume unpaid vacation benefits and
          -----------------
          vacation pay for the Transferred Employees which accrued while such Transferred Employees were employed by the Seller. No assets of any Employee Plan or Benefit Arrangement shall be an Acquired Asset transferred to ACI or any of its Affiliates or to any plan of ACI or any of its Affiliates. Seller shall, at its own expense, take such actions as may be necessary to cause the termination of each Employee Plan and file all required forms in connection therewith as soon as practicable after January 1, 2002. Effective as of January 1, 2002, the Transferred Employees shall cease participation in the Seller's Employee Plans and Benefit Arrangements, in each case except to the extent that any rights under such Employee Plans and Benefit Arrangements shall have vested, or may vest upon fulfillment of certain conditions, in accordance with the terms contained therein. Effective as of January 1, 2002, the Transferred Employees shall be eligible to participate in Employee Plans and Benefit Arrangements to be established by ACI for the Transferred Employees. ACI will establish a 401(k) Plan (the "ACI 401(k) Plan") qualified under
          Section 401(a) of the Code as soon as administratively practicable after January 1, 2002. The ACI 401(k) Plan will accept rollover conrtibutions from each Transferred Employee of amounts from such Transferred Employee's account with the Seller's 401(k) Plan to the extent permitted by applicable law. The Seller and ACI shall cooperate with each other in all respects relating to any actions to be taken pursuant to this Section 7.05(d). With respect to such plans,
                           ---------------
          programs, or arrangements under which a Transferred Employee's benefit depends, in whole or in part, on length of service, credit for eligibility and vesting (but not for benefit accrual) shall be given for service with the Seller prior to January 1, 2002 to the extent that such crediting of service does not result in duplication of benefits. To the extent administratively practicable, ACI shall make a good faith effort to cause each ACI Employee Plan or Benefit Arrangement in which a Transferred Employee begins participating on January 1, 2002 to (i) waive for a Transferred Employee any preexisting condition restriction that was waived under the terms of any analogous Seller Employee Plan or Benefit Arrangement immediately prior to January 1, 2002 and any waiting period limitation that would otherwise be applicable to a Transferred Employee to the extent such Transferred Employee had satisfied any similar waiting period limitation under an analogous Seller Employee Plan or Benefit Arrangement prior to January 1, 2002, and (ii) give credit for amounts paid under any analogous Employee Plan or Benefit Arrangement for purposes of applying deductibles, co-payments, and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of such ACI plans for the same period.

     2.6. Reimbursement of Seller's Employee Liabilities. On or before January
          ----------------------------------------------
1, 2002, ACI shall pay to the Seller an amount of cash equal to the unpaid vacation benefits and vacation pay for each of the Seller's employees who is not offered employment by ACI and therefore does not become a Transferred Employee, provided that the Seller provides to ACI the amount of such vacation benefits and pay on or before December 31, 2001.

     2.7. Services for the Seller. In the event that the Seller desires to
          -----------------------
utilize the services of any Transferred Employee after January 1, 2002, the Seller shall identify in writing (a "Services Request") to ACI which the Transferred Employee ACI seeks to utilize and what services are to be provided. The Seller shall deliver to ACI a Services Request not less than twenty-four
(24) hours prior to the time at which such services are to be provided. The Seller shall pay to ACI within five (5) business days after the performance of such services an amount equal to ACI's cost for such services, which cost shall be equal to the sum of (i) the pro-rata share of such Transferred Employees salary and/or wages for such period, plus (ii) 20% of such amount for fringe benefits paid to such Transferred Employee, plus (iii) 10% of such amount for general overhead expenses allocable to such Transferred Employee.

3.   Amendment of Purchase Price
     ---------------------------

     3.1. Amendment of Section 2.05 of Purchase Agreement ("Purchase Price").
          ------------------------------------------------------------------
Section 2.05 of the Purchase Agreement is hereby amended to read in its entirety
------------
as follows:

          Section 2.05 Purchase Price. The purchase price (the "Purchase Price")
                       --------------
          for the purchase, sale, assignment and conveyance of Seller's right, title and interest in and to the Acquired Assets shall be (a) the cancellation by ACI of all indebtedness owed by Seller to ACI under the Management Agreement, (b) ACI's assumption and guarantee of any liability for Post-Petition defaults under the Assigned Contracts (as provided in the Management Agreement), (c) ACI's assumption and performance of Seller's obligations after the Closing under the Assigned Contracts (including, (i) the Customer Contracts, and (ii) the LEC Contracts), (d) ACI's payment of the Contingent Payout referred to in Section 2.07, (e) cash in an amount equal to the sum of
                         ------------
          (i) the difference between $1,000,000 and the amount of the DIP Loan provided under the Management Agreement, plus (ii) the amount of all
                                                   ----
          prepaid LEC Fees related to the assigned Customer Contracts that will be recovered by ACI pursuant to post-closing disbursements, minus
                                                                      -----
          (iii) the amount of all bad debt reserves held by the Seller (in excess of amounts withheld by the LECs) which relate to the assigned Customer Contracts, minus (iv) the amount of liabilities assumed by
                              -----
          ACI under Section 7.05(d), as amended, minus (v) the amount of all
                    ---------------              -----
          "termination reserves" held by the Seller pursuant to Customer Contracts with Alliance Group Services, Inc., Asset Recovery Services, Inc. and all other Customers whose Customer Contracts are assigned to ACI, and (f) cash in an amount equal to the sum of the difference between (i) the LEC Deposit for each LEC, minus (ii) the amount
                                                    -----
          assumed by ACI under Section 2.03(c) for such LEC (the "ACI LEC
                               ---------------
          Payment").

     3.2. Amendment of Section 2.01(b) of the Purchase Agreement. Section
          ------------------------------------------------------
2.01(b) of the Purchase Agreement is hereby amended to read in its entirety as follows:

          (b) LEC Contracts. The parties acknowledge that the LEC Contracts must
              -------------
          be cured by payment of the Cure Costs prior to the assignment and assumption under Section 365 of the Bankruptcy Code. Seller hereby covenants and agrees to pay the Cure Costs for the LEC Contracts prior to the Closing and to assume the LEC Contracts and assign the LEC Contracts to ACI under Section 365 of the Bankruptcy Code pursuant to Bankruptcy Court Approval. After Closing and after assignment of the LEC Contracts to ACI, ACI shall own all of the deposits held by the LECs at the Closing (the "LEC Deposits"). The parties further acknowledge the potential for dispute between the Seller and each LEC with respect to (x) the total amount of all pre-petition unpaid amounts due under such LEC's LEC Contract, and (y) the amount, if any, due to such LEC for the failure of the Seller to achieve the volume minimums under such LEC's LEC Contract (collectively, the "LEC Consent Fee"). Accordingly, for purposes of this

          Agreement, each LEC's "LEC Payment Date" shall be the earlier of (i) the date on which such LEC delivers to the Seller and ACI an executed LEC Consent which finally sets forth the LEC Consent Fee for such LEC Contract, (ii) the entry of an order of the Bankruptcy Court fixing the amount of such LEC's LEC Consent Fee, or (iii) 120 days after the Closing Date (the "Outside Date"), provided that ACI shall be permitted to unilaterally extend the Outside Date for consecutive 30 day periods if the Seller has not used commercially reasonable efforts to obtain the consent or order under clauses (i) or (ii) respectively.

     3.3. Amendment of Section 3.03(g) of the Purchase Agreement. Section
          ------------------------------------------------------
3.03(g) of the Purchase Agreement is hereby amended to read in its entirety as follows:

          The portion of the Cash Payment payable pursuant to Section 2.05(e),
                                                              ---------------
          plus the ACI LEC Payment for each LEC whose LEC Payment Date is on or
          ----
          before the Closing Date.

     3.4. Section 3.04 of the Purchase Agreement. Section 3.04 of the Purchase
          --------------------------------------
Agreement shall be inserted to read in its entirety as follows:

          Post-closing ACI LEC Payments. On the last business day of each
          -----------------------------
          calendar week commencing after the Closing Date, ACI shall deliver to the Seller cash in an amount equal to the ACI LEC Payment for each LEC for which the LEC Payment Date occurred during such calendar week.

     3.5. Section 3.05 of the Purchase Agreement. Section 3.05 of the Purchase
          --------------------------------------
Agreement shall be inserted to read in its entirety as follows:

          Post-closing Rebates. Within 10 (ten) business days after the final
          --------------------
          LEC Payment Date, the Seller shall deliver to ACI cash in an amount equal to the difference between (i) the amounts assumed by ACI under
          Section 2.03(c) of the Purchase Agreement, and (ii) the aggregate amount of the LEC Deposits.

4.   Deferred Contracts.
     ------------------

     4.1. Deferred Contracts. For purposes of this Amendment, "Deferred
          ------------------
Contracts" shall mean, collectively, (i) the Sublease of the premises located at 9255 Corbin Avenue, Northridge, California 91324 (the "Sublease"), (ii) the Agreement for Information Technology Services dated May 1, 2001 between Electronic Data Systems Corporation and OAN (the "EDS Agreement"), (iii) the Data Network Services Agreement between Transaction Network Services, Inc. and nTelecom Holdings, Inc. dated July 31, 1997 (the "TNS Agreement"), (iv) the Special Customer Arrangement for MCI WorldCom On-Net Services between MCI Telecommunications Corporation and

OAN Services, Inc. dated April 1, 1999 (the "MCI Agreement"), (v) the Master Support Agreement between OAN Services, Inc. and Data General Corporation dated October 1, 1999 (the "DGC Agreement"), (vi) the two Lease Agreements between OAN Services, Inc. and Dell Financial Services, L.P. dated June, 2000 and December 2000 respectively (the "Dell Agreements"), and (vii) the Direct Billing Agreement dated February 10, 1998 between OAN Services, Inc. and TransAction Networks, Inc. (the "TXN Agreement").

     4.2. Amendment to Assigned Contract and Excluded Contracts.
          -----------------------------------------------------
Notwithstanding any provision of the Purchase Agreement to the contrary, the Deferred Contracts shall not be included in the Assigned Contracts or the Excluded Contracts as of the Closing Date.

     4.3. Deferred Assumption or Rejection. Within ninety (90) days after the
          --------------------------------
Closing Date, ACI shall inform the Seller in writing (the "Deferred Notice") whether the Deferred Contracts shall be assumed by Seller and assigned to ACI pursuant to Section 365 of the Bankruptcy Code. If ACI elects to have the Deferred Contracts assumed by the Seller and assigned to ACI, immediately upon delivery to the Seller of the Deferred Notice, the parties shall use their commercially reasonable best efforts to obtain an order from the Bankruptcy Court approving the assumption and assignment of the Deferred Contracts (the "Deferred Contracts Order"). If, within ninety (90) days after the Closing Date, ACI has not delivered to Seller the Deferred Notice or ACI has earlier instructed the Seller that ACI does not intend to acquire and assume the Deferred Contracts (a "Rejection Notice"), then such Deferred Contracts shall be deemed to be included in the Excluded Contracts.

     4.4. Performance of Deferred Contracts. Commencing on the Closing Date and
          ---------------------------------
continuing until (A) entry of a Deferred Contracts Order applicable to each of the Deferred Contracts to be assumed and assigned to ACI, or (B) the earlier of
(i) ninety (90) days after the Closing Date or (ii) delivery to Seller of a Rejection Notice for each Deferred Contract which will not be assumed and assigned to ACI (the "Exclusion Date"), ACI shall guarantee for the benefit of each the parties to the Deferred Contracts, the Seller's complete and unconditional performance under each of the Deferred Contracts. Commencing on the Closing Date and continuing until entry of a Deferred Contract Order or the Exclusion Date (the "Deferred Contract Payment Date") for each of the Deferred Contracts, ACI shall pay to the Seller on or before the last business day prior to payment by the Seller, the amount of Seller's cost incurred in performing each Deferred Contract, as set forth below:

     (a)  Sublease: For the period commencing on the Closing Date and ending on
          --------
the Deferred Contract Payment Date, ACI shall pay 100% of the Seller's cost of performing the Sublease.

     (b)  EDS Agreement: For the period commencing on the Closing Date and
          -------------
ending September 30, 2001, ACI shall pay 93% of the Seller's cost of performing the EDS Agreement. For the period commencing October 1, 2001 and ending on the Deferred Contract Payment Date, ACI shall pay 95% of the Seller's cost of performing the EDS Agreement.

     (c)  TNS Agreement: For the period commencing on the Closing Date and
          -------------
ending September 30, 2001, ACI shall pay 93% of the Seller's cost of performing the TNS Agreement. For the period commencing October 1, 2001 and ending on the Deferred Contract Payment Date, ACI shall pay 95% of the Seller's cost of performing the TNS Agreement.

     (d)  MCI Agreement: For the period commencing on the Closing Date and
          -------------
ending September 30, 2001, ACI shall pay 85% of the Seller's cost of performing the MCI Agreement. For the period commencing October 1, 2001 and ending on the Deferred Contract Payment Date, ACI shall pay 93% of the Seller's cost of performing the MCI Agreement.

     (e)  DGC Agreement: For the period commencing on the Closing Date and
          -------------
ending on the Deferred Contract Payment Date, ACI shall pay 100% of the Seller's cost of performing the DGC Agreement.

     (f)  Dell Agreements: For the period commencing on the Closing Date and
          ---------------
ending September 30, 2001, ACI shall pay 85% of the Seller's cost of performing the Dell Agreements. For the period commencing October 1, 2001 and ending on the Deferred Contract Payment Date, ACI shall pay 93% of the Seller's cost of performing the Dell Agreements.

     (g)  TXN Agreement: For the period commencing on the Closing Date and
          -------------
ending on the Deferred Contract Payment Date, ACI shall pay 100% of the Seller's cost of performing the TXN Agreement.

5.   Assignment of Concentration Account.
     -----------------------------------

     5.1. Concentration Account. For purposes of this Amendment, "Concentration
          ---------------------
Account" shall mean that certain bank account number 475-8360-796 at Wells Fargo Bank, 1600 Topanga Canyon Blvd., Woodland Hills, California 91367 and bank account number 937-3825-743 at Fleet Bank, 100 Federal Street, Boston, Massachusetts 02210. Prior to and after the Closing Date, all remittances to be delivered by the LECs under the LEC Contracts (including pre-petition receivables owned by the Seller and post-petition receivables owned by ACI) shall be delivered into and maintained in the Concentration Account.

     5.2. Custody and Control of Concentration Account. Prior to the Closing
          --------------------------------------------
Date, the Seller shall maintain complete custody and control of the Concentration Account. Within ninety (90) days after the Closing Date or on such other date which is mutually agreed by the Seller and ACI (the "Account Transfer Date"), the Seller shall assign and transfer to ACI all of its right, title and interest in and to, and complete custody and control of, the Concentration Account.

     5.3. Obligation to Account.
          ---------------------

     (a) Commencing as of the Closing Date and ending on the Account Transfer Date, on a daily basis, the Seller shall transfer to an account designated by ACI eighty five percent (85%) of all amounts received in the Concentration Account. In addition, within each five to seven day period after the Closing Date, (each an "Accounting Period"), the Seller shall deliver to ACI a detailed report which sets forth the calculation of the amounts owed to ACI including such supporting documents as may be reasonably approved by ACI, together with any additional funds which should have been transferred to ACI during such Accounting Period. In the event that Seller's report for any Accounting Period establishes that Seller transferred to ACI fees in excess of those owed to ACI, Seller shall be entitled to withhold fees in the amount of such excess from the transfers to be made to ACI during the following Accounting Period, provided that such reduction is clearly set forth in the report for such following Accounting Period. ACI shall have the right to review and/or audit the Seller's books and records at its own cost on three (3) business days' prior notice.

     (b) After the Account Transfer Date, ACI shall be obligated to regularly account to the Seller for all monies deposited into the Concentration Account and shall make daily transfers of all monies received in the Concentration Account which are owed to the Seller.

6.   Multiple Counterparts. This Amendment may be executed in two or more
     ---------------------
counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same Amendment. This Amendment shall become effective when each party hereto shall have received counterparts thereof signed by all other parties thereto.

7.   No Other Modifications. Except as expressly modified by this First
     ----------------------
Amendment, the Purchase Agreement shall be unmodified and remain in full force and effect.

     IN WITNESS WHEREOF, the parties have executed this First Amendment to Asset Purchase Agreement as of the date first set forth hereinabove.

OAN SERVICES, INC,                      ACI Communications, Inc.,
a Texas corporation                     a Delaware corporation

By:    ___________________________      By:    ___________________________
Name:  ___________________________      Name:  ___________________________
Title: ___________________________      Title: ___________________________

OAN SERVICES OF FLORIDA, INC,           nTelecom Holdings, Inc.,
a Texas corporation                     a Delaware corporation


By:    ___________________________      By:    ___________________________
Name:  ___________________________      Name:  ___________________________
Title: ___________________________      Title: ___________________________